INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. ANNOUNCES
FIRST QUARTER 2020 FINANCIAL RESULTS

Indianapolis, IN - May 7, 2020 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with renewable energy and specialty civil expertise, today announced its financial results for the quarter ended March 31, 2020.

Quarter Highlights

•	Revenue totaled $358.2, an increase of 88.7% as compared to the prior-year period.

•	Gross margin of 9.2%, as compared to 3.0% over the prior-year period.

•	Backlog of $2.0 billion provides strong visibility.

•	Cash and cash equivalents of $58.1 million at March 31, 2020 and no long-term debt amortization payments due until 2022.

•	To date, the Company has had no negative material impact from COVID-19 and is reiterating its current 2020 revenue and Adjusted EBITDA guidance.

Management Commentary

“IEA is considered a provider of critical infrastructure and to date our operations have not been negatively impacted by the COVID-19 pandemic,” said JP Roehm, IEA’s President and Chief Executive Officer. “We had a strong first quarter, and bidding for new work, including for projects that will stretch into 2021 and 2022, has remained robust. Revenue for the first quarter totaled $358.2 million, up 88.7% compared to last year’s first quarter, as we benefited from projects started at the end of last year and favorable weather conditions. First quarter gross margin of 9.2% was a significant improvement over 2019. We believe that our backlog of $2.0 billion provides visibility throughout 2020, and we remain on track to meet our full-year guidance.”

Mr. Roehm continued, “While we certainly could not have predicted the current set of events, our efforts in 2019 to improve our liquidity have set IEA on a much more stable path for growth going forward. We have a very low net senior leverage ratio and no long-term debt amortization payments due until 2022. We are also taking strategic actions to continue to preserve our cash levels to ensure that we are positioned to thrive once we inevitably return to more normal conditions. We remain confident in our long-term business plan, and, for the remainder of the year, we will focus on maintaining the safety of our employees, providing excellent service to our customers, and driving value for our shareholders.”

First Quarter Results

Revenue of $358.2 million, increased 88.7%, or $168.4 million, in the first quarter of 2020, compared to the same period in 2019. For the Renewables Segment, revenue increased by $174.7 million, or 236.1%, as a result of favorable weather conditions at job sites, the benefit from mobilization of several wind projects at the end of 2019, and an increase in the number of projects during the quarter. Specialty Civil Segment revenue decreased by $6.4 million, or 5.5%, primarily from the completion of several civil projects at the end of 2019. Revenue from the Renewables and Specialty Civil Segments represented 69.5% and 30.5% of total first quarter revenue, respectively.

Gross profit of $33.0 million increased 475.2%, or $27.3 million, in the first quarter of 2020, compared to the same period in 2019. As a percentage of revenue, gross profit was 9.2% for the quarter, compared to 3.0% for the prior-year period. The increase in gross profit percentage and dollars is related to the increased revenue, coupled with much better weather conditions in the first quarter of 2020 and a larger number of construction projects in the quarter. Gross profit for the first quarter of 2020 included the impact of recognizing increased potential future costs from the COVID-19 pandemic, which reduced gross margin by $5.4 million or 1.2% of revenue. Gross profit and gross profit margin in 2019 were negatively impacted by the completion of six construction projects which we re affected by severe weather in 2018. These six projects together produced a gross margin of 0.9% and comprised 23.1% of 2019 first quarter revenue.

Selling, general and administrative expenses of $29.5 million increased 6.2%, or $1.7 million, in the first quarter of 2020, compared to the same period in 2019. Selling, general and administrative expenses were 8.2% of revenue in the first quarter of 2020, compared to 14.6% of revenue in the same period in 2019. The increase in selling, general and administrative expenses was primarily driven by increased compensation expense related to significantly larger operations in both of the Company's operating segments.

Interest expense increased by $5.7 million in the first quarter of 2020 to total $16.1 million, compared to $10.4 million in the first quarter of 2019. This increase in interest expense was primarily driven by accrued dividends on the Company’s Series B Preferred Stock, which are recorded as interest expense, partially offset by the decreased borrowings under the Company’s line of credit and term loan in the first quarter of 2020.

Other expense increased by $0.9 million in the first quarter of 2020 compared to the same period in 2019. This increase in other expense was primarily the result of the fair value adjustment related to the Company's Series B Preferred Stock warrants.

Income tax benefit decreased 90.3%, or $8.0 million, to a benefit of $0.9 million in the first quarter of 2020, compared to a benefit of $8.9 million for the same period in 2019. The effective tax rates for the period ended March 31, 2020 and 2019 were 6.4% and 27.4%, respectively. The lower effective tax rate in the first quarter of 2020 was primarily related to dividends for the Series B Preferred Stock, which are not deductible for federal and state income taxes.

Net loss was $12.7 million for quarter, as compared to a net loss of $23.6 million in the first quarter of 2019.

Adjusted EBITDA was $16.5 million for the quarter, as compared to an Adjusted EBITDA loss of $5.7 million in the first quarter of 2019. As a percentage of revenue, Adjusted EBITDA increased to 4.6%, as compared to (3.0)% in the prior-year period. For a reconciliation of net income to Adjusted EBITDA, please see the tables below.

Balance Sheet

In 2019, IEA implemented several strategic efforts to improve liquidity and put the Company on a much more stable path for growth going forward. The Company believes these actions position IEA to remain financially strong and viable well beyond the COVID-19 pandemic.

As of March 31, 2020, the Company had $58.1 million of cash and cash equivalents and total debt of $366.0 million, which consisted of $173.3 million outstanding under its credit facility, $3.9 million of commercial equipment loans, and $188.8 million of Series B Preferred Stock. Series B Preferred Stock is mandatorily redeemable in 2025 and is categorized as long-term debt. At the end of the first quarter, the Company had $26.3 million of availability under its credit facility.

Backlog

Backlog as of March 31, 2020 totaled approximately $2.0 billion, a decrease from $2.2 billion at the end of the prior quarter. The sequential decrease in backlog is consistent with the Company’s traditional seasonality. IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared, as well as the impact of change orders and renewal options.

Outlook

To date, IEA has had no negative material impact from the COVID-19 pandemic, and based on the backlog currently booked and contracts executed to-date, the Company remains on track to meet its full-year 2020 expectations. Any worsening of the COVID-19 pandemic could affect the Company’s 2020 outlook. The Company will closely monitor the impacts of the pandemic and will update the market should it believe that any future events caused by COVID-19 will have a material impact on its operations.

Based on expectations and knowledge as of the date of this release, IEA feels confident in reiterating its full-year 2020 guidance issued in Form 8-K filed on March 10, 2020. IEA continues to anticipate revenue in the range of $1.50 billion to $1.65 billion and Adjusted EBITDA in the range of $105.0 million to $125.0 million. For a reconciliation of Adjusted EBITDA and discussion of further adjustments for cost savings and synergies, please see the appendix to this release.

Conference Call

IEA will hold a conference call to discuss its first quarter 2020 results tomorrow, May 8, 2020 at 11:00 a.m. Eastern Time. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure & Energy Alternatives’ First Quarter 2020 Conference Call. To listen via the Internet, please visit the investor section of the Company’s website at https://ir.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the Company’s website or by dialing 844-512-2921 and providing the PIN code: 13701182 for 30 days after the live call.

About IEA

Infrastructure and Energy Alternatives, Inc. (IEA) is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 200 utility scale wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “seek,” “target,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release regarding expectations for the impact of COVID-19, future financial performance, business strategies, expectations for our business, future operations, liquidity positions, availability of capital resources, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. These forward-looking statements are based on information available as of the date of this release and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct. Forward-looking statements should not be relied upon as representing our views as of any subsequent date. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
potential risks and uncertainties relating to the ultimate impact of COVID-19, including the geographic spread, the severity of the disease, the duration of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact, and the potential negative impacts of COVID-19 on the global economy and financial markets;

•	availability of commercially reasonable and accessible sources of liquidity and bonding;

•	our ability to generate cash flow and liquidity to fund operations;

•	the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate;

•	our ability to identify acquisition candidates and integrate acquired businesses;

•	consumer demand;

•	our ability to grow and manage growth profitably;

•	the possibility that we may be adversely affected by economic, business, and/or competitive factors;

•	market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers;

•
our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects;

•
the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation;

•	the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice;

•	customer disputes related to the performance of services;

•	disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion;

•	our ability to replace non-recurring projects with new projects;

•	the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements;

•	fluctuations in maintenance, materials, labor and other costs;

•	our beliefs regarding the state of the renewable wind energy market generally; and

•	the “Risk Factors” described in our Annual Report on Form 10-K for the year ended December 31, 2019, and in our quarterly reports, other public filings and press releases.

We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Peter J. Moerbeek	Kimberly Esterkin
Chief Financial Officer	ADDO Investor Relations
Pete.Moerbeek@iea.net	iea@addoir.com
765-828-2568	310-829-5400

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statement of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$358,163	$189,781
Cost of revenue	325,122	184,037
Gross profit	33,041	5,744

Selling, general and administrative expenses	29,484	27,754
Income (loss) from operations	3,557	(22,010)

Other income (expense), net:
Interest expense, net	(16,065)	(10,367)
Other expense	(1,102)	(170)
Loss before benefit for income taxes	(13,610)	(32,547)

Benefit for income taxes	867	8,908

Net loss	$(12,743)	$(23,639)
Less: Convertible Preferred Stock dividends	(766)	(524)
Net loss available to common stockholders	(13,509)	(24,163)

Net loss per common share - basic	(0.66)	(1.09)
Net loss per common share - diluted	(0.66)	(1.09)
Weighted average shares - basic	20,522,216	22,188,757
Weighted average shares - diluted	20,522,216	22,188,757

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	58,081	147,259
Accounts receivable, net	154,699	203,645
Contract assets	193,851	179,303
Prepaid expenses and other current assets	22,178	16,855
Total current assets	428,809	547,062

Property, plant and equipment, net	134,753	140,488
Operating lease asset	43,444	43,431
Intangible assets, net	33,902	37,272
Goodwill	37,373	37,373
Company-owned life insurance	4,153	4,752
Deferred income taxes	14,072	12,992
Other assets	492	1,551
Total assets	$696,998	$824,921

Liabilities and Stockholder's Equity (Deficit)
Current liabilities:
Accounts payable	110,485	177,783
Accrued liabilities	121,445	158,103
Contract liabilities	107,253	115,634
Current portion of finance lease obligations	23,437	23,183
Current portion of operating lease obligations	10,191	9,628
Current portion of long-term debt	1,693	1,946
Total current liabilities	374,504	486,277

Finance lease obligations, less current portion	37,826	41,055
Operating lease obligations, less current portion	34,131	34,572
Long-term debt, less current portion	154,788	162,901
Debt - Series B Preferred Stock	175,145	166,141
Series B Preferred Stock - warrant obligations	2,200	17,591
Deferred compensation	6,593	8,004
Total liabilities	$785,187	$916,541

Commitments and contingencies:

Series A Preferred Stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares and 17,483 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	17,483	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 100,000,000 shares authorized; 20,700,555 and 20,460,533 shares issued and 20,648,793 and 20,446,811 outstanding at March 31, 2020 and December 31, 2019, respectively	2	2
Treasury stock, 51,762 and 13,722 shares at cost at March 31, 2020 and December 31, 2019, respectively.	(160)	(76)
Additional paid in capital	33,425	17,167
Retained earnings (deficit)	(138,939)	(126,196)
Total stockholders' equity (deficit)	(105,672)	(109,103)
Total liabilities and stockholders' equity (deficit)	$696,998	$824,921

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(12,743)	$(23,639)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	11,888	12,017
Warrant liability fair value adjustment	1,057	—
Amortization of debt discounts and issuance costs	2,237	1,239
Share-based compensation expense	1,113	1,040
Deferred compensation	(1,371)	735
Accrued dividends on Series B Preferred Stock	7,959	—
Deferred income taxes	(1,080)	(8,908)
Other, net	733	168
Change in operating assets and liabilities:
Accounts receivable	48,931	82,383
Contract assets	(14,548)	(12,405)
Prepaid expenses and other assets	(5,212)	(3,149)
Accounts payable and accrued liabilities	(104,760)	(110,060)
Contract liabilities	(8,381)	23,032
Net cash used in operating activities	(74,177)	(37,547)

Cash flow from investing activities:
Company-owned life insurance	599	(202)
Purchases of property, plant and equipment	(2,231)	(1,908)
Proceeds from sale of property, plant and equipment	1,719	47
Net cash provided by (used in) investing activities	87	(2,063)

Cash flows from financing activities:
Proceeds from long-term debt	46,000	9,400
Payments on long-term debt	(55,853)	(16,151)
Payments on finance lease obligations	(5,781)	(4,289)
Sale-leaseback transaction	—	24,343
Proceeds from issuance of stock - Series B Preferred Stock	350	—
Proceeds from stock-based awards, net	196	159
Merger recapitalization transaction	—	2,754
Net cash provided by (used in) financing activities	(15,088)	16,216

Net change in cash and cash equivalents	(89,178)	(23,394)

Cash and cash equivalents, beginning of the period	147,259	71,311

Cash and cash equivalents, end of the period	$58,081	$47,917

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended
(in thousands)	March 31,
	2020	2019
Net loss	$(12,743)	$(23,639)
Interest expense, net	16,065	10,367
Benefit for income taxes	(867)	(8,908)
Depreciation and amortization	11,888	12,017
EBITDA	14,343	(10,163)

Non-cash stock compensation expense	1,113	1,039
Acquisition integration costs (1)	—	3,380
Series B Preferred warrant liability fair value adjustment (2)	1,057	—
Adjusted EBITDA	$16,513	$(5,744)

(1)
Acquisition integration costs related include legal, consulting, personnel and other costs associated with the acquisitions of Consolidated Construction Solutions I, LLC and William Charles Construction Group.

(2)
Reflects an adjustment to the fair value of its Series B Preferred Stock warrant liabilities. The warrant liability fair value adjustment is a mark-to-market adjustment based on fluctuation in the Company's stock price.

The following table outlines the reconciliation from 2020 projected net income to 2020 projected Adjusted EBITDA for the periods indicated using relevant estimated figures:

	Guidance
	For the year ended December 31, 2020
(in thousands)	Low Estimate	High Estimate
Revenue	$1,500,000	$1,650,000

Net loss	$(6,000)	$(4,000)

Interest expense, net	55,500	66,500
Depreciation and amortization	50,400	55,000
Benefit for income taxes	(400)	(1,000)
EBITDA	99,500	116,500

Non-cash stock compensation expense	4,500	5,500
Series B Preferred warrant liability fair value adjustment	1,000	3,000
Adjusted EBITDA	$105,000	$125,000